Altera Corporation Option Exchange Program [For Altera Internal Use Only At Employee Presentations] Exhibit (a)(11)

Program Overview Eligible Employees Have an Opportunity to Exchange Certain Outstanding Stock Option Grants for, in Most Cases, a Lesser Number of New Options at a New Exercise Price Participation in the Program is Strictly Voluntary

Purpose of Program Increase the Motivational and Retention Value of Our Stock Option Program By Allowing Eligible Participants the Opportunity to Exchange Eligible Underwater Options Decrease the Potentially Dilutive Effect of the Large Number of Underwater Options

Variable Accounting Rules Under Current Accounting Rules, Repricing Options Would Require Us to Recognize Expenses in Our Financial Statements When the Price of Our Stock Increases Recognition of Expenses Would Reduce Our Reported Earnings To Avoid Negative Accounting Treatment, We Cannot Grant Replacement Options Until 6 Months and 1 Day After the Current Options Have Been Cancelled

Eligible Participants (1) All Existing Employees Who Hold Eligible Stock Option Grants, Except for Altera's Six Most Highly Compensated Officers Employees Hired After December 1, 2002 Members of Altera Corp.'s Board of Directors are Not Eligible

Eligible Participants (2) Participants Must Be Continuously Employed by Altera From the Date the Current Options are Surrendered Through the Date the Replacement Options are Granted

Eligible Stock Option Grants (1) Option Grant Must Have An Exercise Price of At Least US$25.1996 Also, If You Elect to Participate in the Program, You Must Also Tender for Exchange Any Stock Options Granted After December 3, 2002 ("Six Months Prior Options"), Regardless of Price

Eligible Stock Option Grants (2) Except for Six Months Prior Options, You May Elect to Exchange as Many, or as Few, Option Grants As You Wish Cannot Partially Cancel An Outstanding Option Grant You Can View Your Option Grant History on the Stock Administration Website

Replacement Options (1) Except for Six Months Prior Options, the Exchange Ratios Are: Six Months Prior Options Will Be Exchanged On a One-For-One Basis, Regardless of Exercise Price Exercise Price US$48.00 or Higher US$40.00 - US$47.99 US$30.00 - US$39.99 US$25.1996 - US$29.99 Exchange Ratio 2.25 1.75 1.50 1.25

Replacement Options (2) Example: Exercise Price Shares (Current Option) Exchange Ratio Shares (New Option) US$53.00 100 2.25 44 US$45.00 100 1.75 57 US$35.00 100 1.50 66 US$27.00 100 1.25 80

Replacement Options (3) Replacement Options Will Be Granted At Least Six Months and One Day After the Cancellation Date of the Current Options If We Cancel the Current Options on July 4, 2003, the Replacement Options Will Be Granted On January 5, 2004 Exercise Price Equal to Closing Price on Grant Date (Other Than In France & Italy)

Replacement Options (4) Replacement Options Will Vest Over a 30-Month Period 20% Vest on the 6th Month After the Grant Date Remainder Vests in Equal Amounts on a Monthly Basis Over Following 24 Months

Replacement Options (5) Exceptions: Replacement Options . . . For Six Months Prior Options Vest According to Original Schedule To Employees in France Vest 40% on 1st Anniversary of Grant Date, then in Equal Amounts on Monthly Basis for Next 18 Months

Replacement Option (6) Each Replacement Option Will Have a Term of 7 Years, Regardless of Remaining Term of Current Option Exceptions: Replacement Options For Six Months Prior Options Will Maintain Their Original Term Replacement Options for Employees in France Will Have a Term of 9 Years and 6 Months (Unless Extended Due to Your Death)

Focal Grants (1) If You Participate in the Program, You Will Not Be Considered for a Focal Grant Until At Least January 5, 2004 Deferral of Focal Grant Decision Will Not Affect July 2004 Focal Program If You Do Not Participate in the Program, You Will Be Considered for a Focal Grant in July 2003 as Usual

Focal Grants (2) The Same Criteria Will Be Used in January 2004 to Assess Focal Grants as Would Have Been Used in July 2003 Your Participation in the Program Will Not Affect the Number of Shares Underlying Your Focal Grant You Must Be Employed by Altera When the Focal Grant is Made

Terms of January 2004 Focal Grant Will Be Priced On the Date of Grant Will Vest as Though You Had Received It in July 2003

New Stock Option Grants Six-Month-And-A-Day Rule Prevents Us From Making Any New Grants to Program Participants Until January 5, 2004

Tax Implications of Program Under Current Tax Laws, the Exchange Will Be Treated as a Non-Taxable Exchange in the U.S. Offer to Exchange Contains Summaries of Tax Consequences For Employees Subject to Tax Outside of the U.S. You are Encouraged to Consult With Personal Tax Advisors

Offering Period Period Opened on June 5, 2003 Period Expected to Close at 2 pm PDT on Thursday, July 3, 2003 Elections and Withdrawals You Can Change Your Election As Many Times as You Like During the Period Once the Period Closes, Your Election to Exchange Options is Irrevocable

Additional Questions Contact alteralegal@altera.com Nobody at Altera is Authorized to Give You Advice You are Encouraged to Consult Your Own Financial or Tax Advisors We filed with the SEC a tender offer statement and other materials relating to the option exchange program. You should read these materials carefully because they contain important information. We will provide these materials to you free of charge upon request, and you may obtain them free of charge from the SEC's website at www.sec.gov.

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